Exhibit 99.1

MEDALLION FINANCIAL CORP.

437 Madison Avenue, 38th Floor

New York, New York 10022

October 29, 2018

Dear Stockholder:

On July 28, 2015, the Board of Directors authorized management to repurchase up to $26,000,000 of Medallion Financial Corp. (the “Company”) common stock, par value $0.01 per share (the “Common Stock”) (the “Repurchase Program”).

This letter is to advise you that the Company has extended the terms of its Repurchase Program. Purchases will commence no earlier than the thirtieth (30th) calendar day following the mailing date of this notice, and are expected to conclude on the one hundred eightieth (180th) calendar day following the commencement of the purchases.

Under the terms of the Company’s Repurchase Program, the Company is permitted to repurchase its Common Stock in the open market from time-to-time pursuant to applicable securities laws and regulations. If the Company has not repurchased the $26,000,000 of Common Stock by the end of the period set forth above, the Company is permitted to extend the term of the Repurchase Program for an additional period or periods, until the Company has repurchased up to the total amount authorized under the Repurchase Program.

The Company and its Board of Directors believe the Repurchase Program is a productive and valuable use of capital. Thank you for your continued and steadfast support of our Company.

Sincerely,

/s/Alvin Murstein

Alvin Murstein

Chairman of the Board of Directors

and Chief Executive Officer